UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report – March 5, 2008

CHEMOKINE THERAPEUTICS CORP.

(Exact name of registrant as specified in charter)

Delaware	000-51080	33-0921251
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6190 Agronomy Road, Suite 405 University of British Columbia Vancouver, British Columbia	V6T 1Z3
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (604) 822-0301

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.

On March 5, 2008, Chemokine Therapeutics Corp. (the “Company”) issued a press release announcing that it has received a No Objection Letter from Health Canada allowing the Company to begin a Phase II study in liver cancer with its lead drug candidate, CTCE-9908.

A copy of the press release is attached as exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 5, 2008	Chemokine Therapeutics Corp., a Delaware corporation By: /s/ Bashir Jaffer Bashir Jaffer, Chief Executive Officer & Chief Financial Officer

Exhibit 99.1

CHEMOKINE THERAPEUTICS CORP.

6190 Agronomy Rd.

Suite 405

Vancouver, BC

 V6T 1Z3

Tel: (604) 822-0301

Fax: (604) 822-0302

www.chemokine.net

NEWS RELEASE

                                                             TSX: CTI         OTCBB: CHKT

CHEMOKINE THERAPEUTICS RECEIVES APPROVAL FROM HEALTH CANADA

TO COMMENCE PHASE II STUDY IN LIVER CANCER

Vancouver, BC (March 5, 2008) – Chemokine Therapeutics Corp. (the “Company”) (TSX:CTI, OTCBB:CHKT), a biotechnology company developing chemokine-based therapies to treat cancer, blood disorders, and vascular diseases, today announced that it has received a No Objection Letter from Health Canada allowing the Company to begin a Phase II study in liver cancer with its lead drug candidate, CTCE-9908.  The Company also recently received FDA approval for the study.

The Phase II trial will be an international, multi-centre, randomized, controlled, open label study assessing the efficacy and safety of CTCE-9908 that will include up to 123 patients.  The primary end point will be to determine the response rate of tumours in patients with liver cancer treated with CTCE-9908 following transarterial chemoembolization (TACE) (a therapy used for non-resectable liver cancer) compared with patients receiving TACE alone.  The Company will follow patients to also determine progression free survival, overall survival, as well as various tumour and angiogenic factors.

“We are pleased that Health Canada has agreed to allow the Company to expand its Phase II clinical trial to include sites in Canada which will allow access to this therapy by Canadian patients suffering from liver cancer,” said Walter Korz, Vice President of Drug Development.

About Liver Cancer

Liver cancer is the fifth most common cancer worldwide. Approximately 500,000 cases of liver cancer are diagnosed each year and it is the third cause of cancer-related deaths.  Hepatocellular carcinoma (HCC), the most common form of liver cancer, occurs more often in males than females and is most common in people over 50 years of age. The reported prognosis for advanced liver cancer is poor with most patients dying within a year regardless of the treatment they receive.  Liver cancer represents a significant unmet medical need.

About CTCE-9908

CTCE-9908 is a peptide analog of the chemokine SDF-1, and an antagonist of its receptor, CXCR4. SDF-1 is the only known naturally occurring chemokine that binds to CXCR4, which is present on many cancer cells as well as cancer support cells such as cells making up new blood vessels. This binding process is believed to be critical in the SDF-1 induced migratory processes.  The anti-migratory property of CTCE-9908 is pivotal in not only reducing recruitment of support cells that allow survival and growth of the primary tumor, but also metastasis (or spread) of cancer cells to distant locations in the body, where they form secondary tumors. Approximately 90% of cancer deaths are due to metastasis and disease progression. We believe that CTCE-9908 has the potential to shrink the primary tumor and delay the occurrence of new tumors due to its anti-angiogenic properties and anti-metastatic activity.

About Chemokine Therapeutics Corp. (TSX: CTI, OTCBB: CHKT)

Chemokine Therapeutics is a product-focused biotechnology company developing drug candidates in the field of chemokines.  Chemokines are a class of signaling proteins that play a critical role in the growth, differentiation, and maturation of cells necessary for fighting infection as well as tissue repair and regeneration.  Chemokines also have an important role in cancer metastasis and growth. Chemokine Therapeutics is a leader in research in the field of chemokines and has several products in various stages of development.

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995:  Statements in this document regarding future expectations, beliefs, goals, plans or prospects constitute forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made.  For this purpose, any statements that are contained herein that are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting the foregoing, the words "believes", "anticipates", "plans", "intends", "will", "should", "expects", "projects", and similar expressions are intended to identify forward-looking statements. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause actual results, future circumstances, or events to differ materially from those projected in the forward-looking statements. These risks include, but are not limited to, those associated with the success of research and development programs, the Company’s ability to raise additional funding and the potential dilutive effects thereof, the regulatory approval process, competition, securing and maintaining corporate alliances, market acceptance of the Company's products, the availability of government and insurance reimbursements for the Company's products, the strength of intellectual property, reliance on subcontractors and key personnel and other risks detailed from time-to-time in the Company's public disclosure documents and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Forward-looking statements are made as of the date hereof, and the Company disclaims any intention and has no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

  For further information contact:

Chemokine Therapeutics Corp. Mr. Don Evans Director, Public Relations Phone: (604) 822-0305 or 1-888-822-0305 Fax: (604) 822-0302 E-mail: devans@chemokine.net Internet: www.chemokine.net